Exhibit 4.1

Execution Copy

FIRST SUPPLEMENTAL INDENTURE, dated as of December 9, 2011 (this “First Supplemental Indenture”), between AIRCASTLE LIMITED, an exempted company incorporated under the laws of Bermuda (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”).

RECITALS OF THE COMPANY

Under an indenture, dated as of July 30, 2010, as further amended and supplemented hereby (the “Indenture”), between the Company and the Trustee, the Company has issued $300,000,000 of its 9.750% Senior Notes due 2018 (CUSIP No. 00928Q AB7) (the “Notes”).

Section 901 of the Indenture provides, among other things, that the Company and the Trustee may amend or supplement the Indenture or the Notes without the consent of any of the Holders as set forth therein. The Company now wishes to amend the Indenture as set forth herein and has requested that the Trustee execute and deliver this First Supplemental Indenture.

The Company has provided an Officers’ Certificate to the effect that the execution of this First Supplemental Indenture is authorized or permitted by the Indenture and that this First Supplemental Indenture constitutes the legal, valid, binding and enforceable obligation of the Company. The Company has caused to be delivered to the Trustee an Opinion of Counsel to the effect that, subject to the assumptions and qualifications contained therein, the execution of this First Supplemental Indenture is authorized or permitted by the Indenture, all conditions precedent applicable thereto under the Indenture have been satisfied and this First Supplemental Indenture constitutes the legal, valid, binding and enforceable obligation of the Company.

All other requirements necessary to make this First Supplemental Indenture a valid instrument, in accordance with its terms, have been performed and fulfilled, and the execution and delivery hereof have been, in all respects, duly authorized.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

SECTION 101. Incorporation by Reference. Capitalized terms defined or referenced in the Indenture and not otherwise defined or referenced herein are used herein as defined or referenced in the Indenture.

SECTION 102. Amendments. The Indenture is hereby amended as follows:

(a) Section 1017(a) is hereby amended by deleting the following paragraph:

“The Company shall immediately after or prior to opening or designating any account or an Asset Sale Proceeds Account send a written notice identifying such account to the Trustee. The Asset Sale Proceeds Account shall not be subject to any liens. Neither the Company nor any Restricted Subsidiary shall commingle the amounts in the Asset Sale Proceeds Account with any other amounts, other than any other proceeds of an Asset Sale.”

(b) Section 1101(b) is hereby amended by deleting in its entirety the existing paragraph and replacing it with the following:

“In addition to the optional redemption of the Notes in accordance with the provisions of subclause (a) above, at any time prior to August 1, 2013, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a Redemption Price equal to 109.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, with the net proceeds of one or more Equity Offerings of the Company; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.”

(c) The second paragraph of Section 5 of the Form of Note, attached as Exhibit A thereto is hereby amended by deleting in its entirety the existing paragraph and replacing it with the following:

“In addition, prior to August 1, 2013, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a Redemption Price equal to 109.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, with the net proceeds of one or more Equity Offerings of the Company; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.”

(d) The second paragraph of Section 5 of the Notes is hereby amended by deleting in its entirety the existing paragraph and replacing it with the following:

“In addition, prior to August 1, 2013, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a Redemption Price equal to 109.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, with the net proceeds of one or more Equity Offerings of the Company; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.”

SECTION 103. Indenture Otherwise Unchanged. Except as herein provided, the Indenture shall remain unchanged and in full force and effect, and each reference to the Indenture and words of similar import in the Indenture, as amended hereby, shall be a reference to the Indenture as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.

SECTION 104. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are referred to herein or are otherwise required to be part of this Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 105. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument.

SECTION 106. Binding Effect. All agreements of the Company in this First Supplemental Indenture will bind its successors. All agreements of the Trustee in this First Supplemental Indenture will bind its successors.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

AIRCASTLE LIMITED

By:	/s/ David Walton
Name:	David Walton
Title:	Chief Operating Officer,
General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jayne Sillman
Name:	Jayne Sillman
Title:	Vice President

AIRCASTLE FIRST SUPPLEMENTAL INDENTURE